 Exhibit 99.2

DatChat Issues Shareholder Letter and Provides Corporate Update

New Brunswick, NJ, January 16, 2023 -- DatChat (Nasdaq: DATS), a secure messaging, social media, and metaverse company, today issued a letter to shareholders from its Chief Executive Officer, Darin Myman.

Dear fellow shareholders,

It is with great enthusiasm and pride that I share with you the progress and strategic advancements that have defined our journey this past year. While 2023 was a foundational year of development, including the architecture and patenting the intellectual property of our technology platforms, we remained diligent in our focus on initiatives aimed at driving user growth, revenue and increasing shareholder value. Currently, we have ten issued patents that are important in protecting our proprietary technology and feel that we are in a strong financial position to successfully execute our business plan in 2024.

SmarterVerse Stock Distribution

Currently DatChat owns approximately 75% of SmarterVerse, Inc., the entity that owns and operates our Habytat AI Gaming platform and metaverse. Subject to board approval, DatChat will distribute its shares of SmarterVerse to shareholders. Upon consummation of the distribution, it is expected that SmarterVerse will become a standalone public company with plans for a public listing on a national stock exchange. If the distribution proceeds, DatChat shareholders will maintain their current shares in DatChat and get a pro-rata distribution of DatChat’s shares of SmarterVerse common stock. The distribution is subject to customary conditions including the filing and effectiveness of either a Form S-1 or Form 10 registration statement with the U.S. Securities and Exchange Commission and obtaining of all required regulatory approvals. No assurance can be given that the spin-off and distribution will occur on DatChat’s desired timetable or at all. This proposed distribution is designed to unlock value through the separation of DatChat and SmarterVerse into 2 separate publicly listed companies which we believe will also accelerate the growth potential and opportunities. Our recent announcements include the launch of our Habytat AI social gaming platform and developer program for game designers and content creators. Habytat, which features HabyPets, an AI-powered social pet game that provides an interactive experience within the Habytat world, creating a more immersive and personal experience for users. HabyPets features include pet care, outdoor exploration, dog parks, training, competitions and opens the door to a growing bond with an AI-powered pet that evolves and learns from player interactions and personalization. We have already received a lot of positive feedback from our community and will continue to develop additional competitive games in which players can win cash and prizes by participating in various eSport competitions in a fully augmented and virtually reality environment.

My Family Museum

We are extremely excited with our core business, starting with the potential for growth with My Family Museum. Many of us have more pictures and videos than ever before which has resulted in what we perceive as a new challenge—namely how can users share photos and videos safely within our secured network? We believe that question was answered positively when we received our patent in October 2023, enabling us with the preservation of data, including storage, sharing, and secure control of data on social media technology platforms and digital archives. In our opinion, this patent might be the most important of the ten we now have in our intellectual property portfolio. While many of us share selected pictures on social media, in our experience that the bulk of personal media is locked away on users’ devices and presently inaccessible to others without access to a user’s password. My Family Museum will allow users to create a personal museum that is being designed to make it simpler to share pictures, videos and documents utilizing planned features such as creating instant sharing spaces at family gatherings, time released video messages, multi-tiered social media, and secure family document storage and sharing. Currently scheduled to launch in the second quarter of 2024, the My Family Museum platform is expected to encompass features and social networking technology designed to unlock and share our digital media.

There are many reasons why I am optimistic about the future of DatChat. I believe that our near-term initiatives are poised for positive results ahead, in both unlocking shareholder value and creating significant growth and revenue opportunities.

I would like to thank each of our shareholders for their continued support and look forward to sharing our progress again soon.

Sincerely

Darin Myman

Chief Executive Officer of DatChat

About DatChat Inc.

DatChat Inc. is a secure messaging, metaverse, and social media company that not only focuses on protecting privacy on personal devices, but also protects user information after it is shared with others. The DatChat Messenger & Private Social Network presents technology that allows users to change how long their messages can be viewed before or after users send them, prevents screenshots, and hides encrypted photos in plain sight on camera rolls. DatChat’s patented technology offers users a traditional texting experience while providing control and security for their messages. With the DatChat Messenger, a user can decide how long their messages last on a recipient’s device, while feeling secure that at any time, they can delete individual messages or entire message threads, making it like the conversation never happened.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the SEC, not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact

ir@datchats.com
800-658-8081